CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 100 to Registration Statement No. 333-62298 on Form N-1A of our report dated April 15, 2008, relating to the financial statements and financial highlights of The Appleton Group PLUS Fund, one of the diversified series constituting Trust for Professional Managers, included in the Annual Report of the Appleton Group PLUS Fund filed on Form N-CSR of Trust for Professional Managers for the year ended February 29, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, WI
September 2, 2008